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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person*


                             Negroponte, Nicholas
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                               c/o MIT Media Lab
                            20 Ames Street, E15-208
    ----------------------------------------------------------------------------
                                   (Street)

                              Cambridge, MA 02139
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                 7/10/00
                                                                  --------------

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol              Sohu.com Inc. (SOHU)
                                             -----------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

    ___ Director    ___ Officer             ___ 10% Owner    _X_ Other
                        (give title below)                       (specify below)

    Member of Section 13(d) group that is a 10% owner.
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

    __X__Form Filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

--------------------------------------------------------------------------------
1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock            975,000                 D
--------------------------------------------------------------------------------
Common Stock             82,945                 I               Corporation
--------------------------------------------------------------------------------

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
*If the Form is filed by more than one Reporting Person, see instruction
 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                      -1-

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        (continued) TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
      Warrant                  Immed.    12/8/2007  Common Stock        45,097      $.077           D
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
Explanation of Responses:

                              /s/ Nicholas Negroponte          January 23, 2001
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

                                      -2-